UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 9, 2009 (June 5, 2009)
SANDRIDGE ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-33784	20-8084793
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma	73102
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, including Area Code: (405) 429-5500
Not Applicable.
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e) On June 5, 2009, at the 2009 Annual Meeting of Stockholders of SandRidge Energy, Inc. (the “Company”), the stockholders of the Company approved the SandRidge Energy, Inc. 2009 Incentive Plan (the “2009 Incentive Plan”), which had previously been approved by the Company’s Board of Directors on April 9, 2009, subject to stockholder approval.
The 2009 Incentive Plan is intended to permit the grant of stock options, stock appreciation rights, shares of restricted stock, restricted stock units, and any other form of award based on the value (or the increase in value) of shares of the common stock of the Company. The 2009 Incentive Plan also permits cash incentive awards. Any current employee, officer, director, consultant, or advisor of the Company or any of the Company’s present or future parent or subsidiary entities or any other business venture in which the Company has a controlling interest is eligible to be granted an award.
Subject to adjustments allowed under the 2009 Incentive Plan, awards may be made under the plan for up to 12,000,000 shares of common stock of the Company. If any award expires or is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part, or results in any shares not being issued, the unused shares covered by such award shall again be available for grants under the plan. Further, shares tendered to the Company by a participant to exercise an award shall be added to the number of shares available for grants under the plan.
The description above is a summary only and is qualified in its entirety by reference to the 2009 Incentive Plan, filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference in response to this item.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits
     10.1      SandRidge Energy, Inc. 2009 Incentive Plan

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SANDRIDGE ENERGY, INC. (Registrant)
Date: June 9, 2009	By:	/s/ Dirk M. Van Doren
Dirk M. Van Doren
Executive Vice President and Chief Financial Officer